Exhibit 99.1

PSB Announces Quarterly Earnings of $.14 Per Share

Wausau, Wisconsin [OTCBB:PSBQ.OB] – Peter W. Knitt, President and CEO of PSB Holdings, Inc. (“PSB”) and Peoples State Bank (“Peoples”) announced September 2008 quarterly earnings of $.14 per share on net income of $221,000, down from $.66 per share on net income of $1,021,000 in the September 2007 quarter and down from $.66 per share on net income of $1,019,000 in the recent June 2008 quarter.  Year to date earnings for the nine months ended September 30, 2008 were $1.45 per share on net income of $2,242,000 compared to $1.79 per share on net income of $2,828,000 during 2007.

The decline in September 2008 net income was due to a write down of PSB’s investment in Federal National Mortgage Association (“FNMA”) preferred stock of approximately $1 million.  The federal government placement of FNMA into conservatorship on September 7 permanently impaired the value of PSB’s FNMA investment by placement of the government’s new equity interest as superior to FNMA’s existing preferred stock.  During September, PSB reduced its holding cost of the investment to $50,000 through a write-down of $991,000 which reduced net income by $600,000 after tax benefits.

September 2008 quarterly net income prior to the special FNMA charge would have been $821,000, or $.53 per share, and year to date income would have been $2,842,000, or $1.84 per share.  President Knitt stated “Core operating profit continues to be strong with significant loan growth despite turmoil that has intensified in the financial markets.  PSB’s remaining investment portfolio consists of very high quality debt securities issued primarily by federal and municipal issuers and we consider the FNMA write-off to be a one time event.  Absent the write-off, year to date earnings per share are up 3% over last year.”

Return on average assets was .16% and .79% during the quarters ended September 30, 2008 and 2007, respectively.  Return on average stockholders’ equity was 2.32% and 11.70% during the quarters ended September 30, 2008 and 2007, respectively.  Year to date for the nine months ended September 30, return on assets was .56% in 2008 compared to .75% in 2007.  Year to date return on equity was 7.87% in 2008 compared to 10.83% in 2007.  Year to date return on equity during 2008 would have been 9.98% before the FNMA charge.  Net book value increased from $22.90 per share at September 30, 2007 to $24.78 per share at September 30, 2008, an increase of 8%.

PSB Holdings, Inc. is the parent company of Peoples. Peoples is headquartered in Wausau, Wisconsin with eight retail locations serving north central Wisconsin in Marathon, Oneida, and Vilas counties.  In addition to traditional retail and commercial banking products, Peoples provides retail investments and insurance annuities, retirement planning, commercial treasury management services, and long-term fixed rate residential mortgages.

Balance Sheet Growth

Assets at September 30, 2008 were $557.8 million compared to $513.2 million at September 30, 2007, an increase of $44.6 million, or 9%.  Total loans receivable were $418.4 million at September 30, 2008 compared to $380.5 million at September 30, 2007, an increase of $37.9 million, or 10%.  Year to date, on balance sheet residential mortgage loans declined $13.3 million as customers have refinanced into secondary market loan programs with payments continuing to be serviced by PSB for other investors.  PSB’s serviced loan portfolio increased $16.2 million to $185.7 million since September 30, 2007.

The addition of key lending personnel and strategic focus on locally owned small to middle market commercial customers has led to significant commercial loan growth during 2008.  Total commercial real estate and other commercial purpose loans increased $47.6 million to $319.5 million at September 30, 2008 compared to $271.9 million at September 30, 2007, an increase of over 17%.  President Knitt noted, “The impact of the credit crunch locally has simply highlighted the Peoples philosophy of working closely with customers to provide consistent credit support with reasonable pricing when the overall credit quality of the specific business remains solid.  Delivery on our consistent values has helped to solidify relationships and introduce new customers to Peoples.”

Total deposits at September 30, 2008 were $416.8 million compared to $400.1 million at September 30, 2007, an increase of $16.7 million, or 4%.  Strategic initiatives to grow demand deposits through checking and NOW accounts led to $11.1 million in growth in this category since September 30, 2007, an increase of 10%.  Peoples’ Rewards Checking account was the driver to this growth and increased $12.2 million during this period.  Peoples Rewards Checking pays a premium interest rate to depositors who meet account usage requirements including minimum debit card purchases, acceptance of electronic account statements and direct deposit activity.

Another significant portion of the deposit growth during this period was from an increase in wholesale brokered certificates of deposit of $10.4 million.  Wholesale funding, including brokered deposits, FHLB advances, and other borrowings totaled $161.3 million, $134.1 million, and $126.1 million at September 30, 2008, December 31, 2007, and September 30, 2007, respectively.  Wholesale funding totaled 28.9% of total assets at September 30, 2008 compared 24.6% of total assets at September 30, 2007 as loan growth has consistently outpaced local deposit growth.

Asset Quality and Allowances for Loan Loss

PSB’s provision for loan losses was $285,000 in the September 2008 quarter compared to $120,000 in the September 2007 quarter.  Loan loss provisions for the nine months ended September 30 were $555,000 and $360,000 in 2008, and 2007, respectively.  The provision for loan losses was increased to account for deterioration in credit quality and payment ability of certain problem loan relationships during the September 2008 quarter.  Annualized net charge-offs were .04% and .00% during the nine months ended September 30, 2008 and 2007, respectively.  At September 30, 2008, the allowance for loan losses was 1.25% of total loans ($5,296,000), compared to 1.24% (4,850,000) at December 31, 2007, and 1.25% ($4,829,000) at September 30, 2007.

Nonperforming assets increased at September 30, 2008 to $11.6 million compared to $5.7 million at June 30, 2008, and $4.7 million at September 30, 2007.  The increase was due to addition of a $5.5 million loan receivable whose source of future principal and interest payments must come from sale of the recreation/land development collateral or another valuable asset of the borrower under the terms of unlimited individual guarantees.  Based on the terms of a new collateral appraisal and the individual guarantees, PSB believes it will recover all principal due under the loan, but does maintain a specific reserve for loss totaling $200,000 at September 30, 2008.  PSB has initiated foreclosure proceedings on the collateral.  Excluding this large loan, nonperforming assets would have been $6.1 million at September 30, 2008, or 1.09% of total assets, compared to 1.05% of total assets at June 30, 2008 and .92% of total assets at September 30, 2007.

PSB has experienced an increase in nonperforming assets from a general deterioration of economic conditions in our local market area.  However, PSB does not believe it has any undue geographic, industry, or real estate/land development concentrations which carry significant loss exposure.  Existing non-performing loans are spread over many different borrowers and industries and are generally well-collateralized.  Restructured and nonaccrual loans remain classified as nonperforming loans until the uncertainty surrounding the credit is eliminated.  Therefore, some borrowers continue to make substantially all required payments while maintained on non-accrual status.  PSB applies all payments received on nonaccrual loans to principal until the loan is returned to accrual status.  Nonperforming assets are shown in the following table.

Non-Performing Assets as of	September 30,		December 31,
(dollars in thousands)	2008	2007	2007

Nonaccrual loans	$ 10,299	$ 3,683	$ 3,144
Accruing loans past due 90 days or more	–	–	–
Restructured loans not on nonaccrual	637	657	653

Total nonperforming loans	10,936	4,340	3,797
Foreclosed assets	680	378	653

Total nonperforming assets	$ 11,616	$ 4,718	$ 4,450

Nonperforming loans as a % of gross loans	2.58%	1.13%	0.97%
Total nonperforming assets as a % of total assets	2.08%	0.92%	0.83%

Excluding the $5.5 million nonperforming loan noted above, at September 30, 2008, PSB’s internal credit grading system identified 13 separate relationships with remaining principal totaling $2.0 million against which specific loan loss reserves were recorded totaling $682,000.  Also excluding the $5.5 million nonperforming loan noted above, at June 30, 2008, there were 11 separate relationships with remaining principal totaling $1.3 million against which specific loan loss reserves were recorded totaling $445,000.  Not all relationships carrying a specific reserve are classified as nonperforming loans as loss estimates could exist for customers with inadequate collateral or other negative factors besides payment performance.

President Knitt indicated, “Due to relatively strong collateral and conservative specific reserves, we expect our largest problem relationships to be manageable and to work through each situation without significant additional provision for loss.  The nonproblem loan portfolio continues to exhibit strong credit quality in part because PSB did not overreach for loan growth during the easy credit period seen during the two years ended June 2007.  During that period of historically low interest rate spreads, we recognized the need to be selective and PSB loans increased just $15 million, or 4%.”

Capital and Liquidity

Despite significant asset growth since September 30, 2007, the average quarterly tangible stockholders’ equity ratio remained the same at 6.91% of total assets.  However, as commercial loan growth has increased while residential real estate loans held for investment declined, banking regulatory defined capital needs increased.  Under the regulatory risk adjusted capital ratio, commercial loans require twice as much regulatory capital as residential mortgage loans.  To remain well capitalized status under banking regulation, Peoples’ total risk adjusted capital ratio must be greater than 10%.  Unlike many of the largest banks in the United States, PSB growth, not operating losses, has decreased regulatory capital ratios during the past year.  Peoples State Bank’s risk adjusted capital ratio was 11.18% in December, but fell to

10.56% at June 30, 2008, and was 10.58% at September 30, 2008.  President Knitt emphasized, “Our growth will lead PSB to seek additional capital during the coming quarter to support our current growth momentum.  While improving over earnings seen during the September 2008 quarter, earnings during the next several quarters are not expected to be adequate to support commercial loan growth at the same pace as seen this year.  Current bank capital investment markets have significantly increased the cost of capital and reduced its availability.”

After reviewing potential sources and cost of additional capital, PSB intends to apply to participate in the U.S. Treasury’s TARP Capital Purchase Program (the “Program”) by the November 14, 2008 deadline.  Although well capitalized, PSB believes that the Program would add additional capital on favorable terms and enable the Company additional flexibility in addressing the challenges and opportunities in current markets.  If allowed to participate in the Program, PSB would be eligible to issue and sell to the U.S. Treasury shares of its preferred stock (to be authorized by an amendment to PSB’s Amended and Restated Articles of Incorporation, as amended, subject to approval by PSB’s shareholders) for cash consideration ranging from approximately $5 million to $14 million (the “Senior Preferred Stock”).  PSB will request to sell the U.S. Treasury up to $14 million of its Senior Preferred Stock which will pay cumulative dividends at a rate of 5% per year for the first five years and 9% thereafter.  As a Program participant, PSB would also be required to sell to the U.S. Treasury warrants (options) to purchase PSB Common Stock for cash consideration equal to 15% of the amount of Senior Preferred Stock sold.  The number of warrants outstanding would be determined based on PSB Common Stock market prices per share during the 20 days leading up to the Senior Preferred Stock sale date.

According to the term sheet issued by the U.S. Treasury, if PSB is allowed to participate in the Program, the Senior Preferred Stock may not be redeemed by PSB for a period of three years from the date of the purchase by the U.S. Treasury, except with the proceeds from an equity offering of either more perpetual preferred stock or common stock for cash.

As long as any Senior Preferred Stock is outstanding, PSB may pay dividends on its Common Stock and redeem or repurchase its Common Stock, provided that all dividends for all past dividend periods on the Senior Preferred Stock are fully paid.  PSB would need to obtain the U.S. Treasury’s consent for any increase in dividends paid on its Common Stock, or for the repurchase of its Common Stock, until the third anniversary of the date on which the U.S. Treasury purchases the Senior Preferred Stock.  For more information, the U.S. Treasury’s term sheet describing the Program is available on the U.S. Treasury’s website at http://ustreas.gov.

Mr. Knitt commented, “The Treasury’s program provides strong banks like PSB the ability to grow during a period when normal market bank capital providers sit on the sidelines.  On October 20, 2008, the Federal Deposit Insurance Corporation (“FDIC”) issued a press release encouraging all eligible banks to use the Program.  It is also our understanding that the capital will be given to the nation’s strong banks with participation not available for weak banks.  PSB intends to use the Program capital for ongoing commercial and consumer lending in our local market areas to help support the local economy.”

PSB regularly maintains access to wholesale markets to fund loan originations and manage local depositor needs on a daily basis as needed.  At September 30, 2008, unused (but available) wholesale funding was approximately $108 million, or 19% of total assets compared to $114 million, or 21% of total assets at June 30, 2008.  The reduction in wholesale funding availability during September 2008 was cancellation of a $5 million federal funds purchased line by a correspondent bank.  PSB was informed by the correspondent they were cancelling all customer lines that were infrequently used and for customers that did not use them as the primary correspondent bank relationship.  PSB had last used this federal funds purchased line prior to 2006 and the bank was not PSB’s primary correspondent bank.  PSB is seeking to increase its Federal Reserve discount window borrowing capacity to greater than $40 million by pledging existing unencumbered commercial loans held for investment.  The discount window line currently has a $10 million maximum line and was unused for many years.  Discount window advances are expected to provide both emergency liquidity (as needed) as well as low cost funding for growth of adjustable rate loans held for investment.

Net Interest Margin

Tax adjusted net interest income totaled $3,707,000 in the September 2008 quarter compared to $3,690,000 in the September 2007 quarter, an increase of $17,000, or less than 1.0%.  Tax adjusted net interest margin was 2.84% during the September 2008 quarter compared to 2.99% during the recent June 2008 quarter and 3.05% during the September 2007 quarter.  The decline in net margin was due to an increase in nonaccrual loans of $5.9 million during the September 2008 quarter.  If interest had continued to have been earned on the large $5.5 million nonaccrual relationship described previously, September 2008 quarterly net interest margin would have been approximately 2.91%.  In addition, the majority of September 2008 quarterly deposit growth was from wholesale brokered certificates of deposit, whose costs over U.S. Treasury and other funding sources increased substantially as a result of current turmoil in the financial markets.  PSB expects to continue use of brokered certificate of deposit funding during the December 2008 quarter to the extent local deposit growth is less than net loan growth.

Although many PSB adjustable rate loans have interest rate floors, further reductions in the Federal Funds Target Rate are expected to place pressure on net interest margin due to inability to significantly reduce local deposit funding costs in the current competitive rate environment.  However, expected pricing of new loan growth in light of higher cost funding and capital sources is expected to increase lending spreads during the coming quarter.  PSB expects net interest margin to remain near current levels and under 3.00% during the December 2008 quarter.

Noninterest and Fee Income

Total noninterest income for the quarter ended September 30, 2008 was $21,000 compared to $927,000 earned during the September 2007 quarter.  During September 2008, PSB recorded a $991,000 charge to recognize permanent impairment in value of its investment in FNMA preferred stock.  If this loss was excluded, total noninterest income during the quarter ended September 30, 2008 would have been $1,012,000, an increase of $85,000 or 9.2% over the prior year’s quarter.  Service fees increased $73,000 from an increase in the per item overdraft fee and expansion of PSB’s Overdraft Defender product (which pays customer drafts of insufficient funds in exchange for the overdraft fee).  Overdraft Defender losses from write-off of overdrafted accounts are recorded as other noninterest expense and increased $7,000 during the September 2008 quarter compared to the prior year’s quarter.  Increased mortgage banking fees of $18,000 and increase in cash surrender value of life insurance of $30,000 offset a $36,000 decline in retail investment sale commissions during the quarter.  Retail investment sale commissions are down due to lower sales of variable annuity products compared to 2007.

Operating Expenses

Total noninterest expenses increased $320,000, or 11.1% during the September 2008 quarter to $3,195,000 compared to total noninterest expenses of $2,875,000 during September 2007.  Salaries and employee benefits increased $84,000, or 5.1% during the September 2008 quarter compared to the prior year due in part to an increase of $31,000 in health insurance expense and $16,000 increase in non-qualified deferred compensation plan contributions.  Absent the increased costs for health insurance and deferred compensation plan funding, wages and benefits increased 2.2% during the September 2008 quarter compared to the September 2007 quarter.

Data processing costs increased during the September 2008 quarter by $59,000, or 31.6% compared to the prior year quarter.  The increased costs were due to an upgrade of PSB’s computer wide area network communication infrastructure costs and fees paid to the vendor used to process Peoples Rewards Checking account activity.  Other noninterest expenses increased $185,000 during the September 2008 quarter as FDIC deposit insurance premiums increased $62,000 due to industry wide FDIC assessment increases.  PSB will incur higher deposit insurance premiums throughout 2008 and 2009.  Legal and professional fees also increased $132,000 during the September 2008 quarter compared to the prior year due to several one-time factors including strategic planning, review of bank wide governance and compensation plans, a Wisconsin Department of Financial Institutions normally recurring regulatory exam, and costs related to foreclosures actions.  The majority of these costs will not be incurred during the upcoming December 2008 quarter.

Year to date for the nine months ended September 30, 2008, total noninterest expenses increased $473,000 to $9,454,000 compared to $8,981,000 last year, an increase of 5.3%.  During this period, FDIC insurance premiums totaled $190,000 in 2008 compared to $35,000 in 2007.  Excluding FDIC insurance premiums, total noninterest expenses increased $318,000, or 3.5% during the nine months ended September 30, 2008 compared to 2007.

Forward Looking Statements

Certain matters discussed in this news release, including those relating to the growth of PSB, its profits, and future interest rates, are forward-looking statements and are made pursuant to the safe harbor provisions of the Securities Reform Act of 1995.  Such statements involve risks and uncertainties which may cause results to differ materially from those set forth in this release.  Among other things, these risks and uncertainties include the strength of the economy, the effects of government policies, including, in particular, interest rate policies, and other risks and assumptions described under “Forward - Looking Statements” in Item 1 and “Risk Factors” in Item 1A of PSB’s Form 10-K for the year ended December 31, 2007.  PSB assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

PSB Holdings, Inc.
Quarterly Financial Summary
(dollars in thousands, except per share data)
	Quarter ended – Unaudited
	September 30,	June 30,	March 31,	December 31,	September 30,
Earnings and dividends:	2008	2008	2008	2007	2007

Net income	$ 221	$ 1,019	$ 1,002	$ 1,312	$ 1,021
Basic earnings per share(3)	$ 0.14	$ 0.66	$ 0.65	$ 0.85	$ 0.66
Diluted earnings per share(3)	$ 0.14	$ 0.66	$ 0.65	$ 0.85	$ 0.66
Dividends declared per share(3)	$ –	$ 0.34	$ –	$ 0.33	$ –
Net book value per share	$ 24.78	$ 24.14	$ 25.02	$ 23.70	$ 22.90
Semi-annual dividend payout ratio	n/a	26.13%	n/a	21.86%	n/a
Average common shares outstanding	1,548,898	1,548,898	1,548,855	1,544,855	1,553,952

Balance sheet - average balances:

Loans receivable, net of allowances	$ 405,578	$ 396,635	$ 383,456	$ 384,069	$ 382,474
Total assets	$ 551,077	$ 539,020	$ 525,705	$ 520,098	$ 509,947
Deposits	$ 413,848	$ 397,092	$ 392,616	$ 395,148	$ 395,508
Stockholders’ equity	$ 37,884	$ 38,729	$ 37,727	$ 36,044	$ 34,636

Performance ratios:

Return on average assets(1)	0.16%	0.76%	0.77%	1.00%	0.79%
Return on average stockholders’ equity(1)	2.32%	10.58%	10.68%	14.44%	11.70%
Average tangible stockholders' equity to
average assets(4)	6.91%	6.99%	7.02%	6.92%	6.91%
Net loan charge-offs to average loans(1)	0.04%	0.05%	0.03%	0.10%	0.02%
Nonperforming loans to gross loans	2.58%	1.24%	1.23%	0.97%	1.13%
Allowance for loan loss to gross loans	1.25%	1.24%	1.27%	1.24%	1.25%
Net interest rate margin(1)(2)	2.84%	2.99%	3.05%	3.11%	3.05%
Net interest rate spread(1)(2)	2.45%	2.57%	2.61%	2.60%	2.53%
Service fee revenue as a percent of
average demand deposits(1)	3.13%	3.25%	3.11%	2.89%	2.75%
Noninterest income as a percent of gross revenue	0.29%	12.57%	11.73%	10.35%	10.37%
Efficiency ratio(2)	85.70%	64.71%	65.15%	62.21%	62.27%
Noninterest expenses to avg. assets(1)	2.31%	2.34%	2.39%	2.27%	2.24%

Stock price information:

High	$ 25.75	$ 26.65	$ 26.65	$ 27.25	$ 29.00
Low	$ 22.50	$ 24.00	$ 22.00	$ 25.05	$ 27.10
Market value at quarter-end	$ 22.50	$ 24.85	$ 25.25	$ 26.00	$ 27.10

(1) Annualized

(2) The yield on tax-exempt loans and securities is computed on a tax-equivalent basis.

(3) Due to rounding, cumulative quarterly per share performance may not equal annual per share totals.

(4) Tangible stockholders' equity excludes the impact of cumulative other comprehensive income (loss).

PSB Holdings, Inc.
Consolidated Statements of Income
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(dollars in thousands,except per share data – unaudited)	2008	2007	2008	2007

Interest and dividend income:
Loans, including fees	$ 6,113	$ 6,918	$ 18,850	$ 20,348
Securities:
Taxable	818	642	2,511	1,860
Tax-exempt	349	325	1,021	952
Other interest and dividends	30	128	88	296

Total interest and dividend income	7,310	8,013	22,470	23,456

Interest expense:
Deposits	2,850	3,619	8,917	10,432
FHLB advances	654	656	1,893	1,845
Other borrowings	205	128	701	352
Junior subordinated debentures	113	113	340	340

Total interest expense	3,822	4,516	11,851	12,969

Net interest income	3,488	3,497	10,619	10,487
Provision for loan losses	285	120	555	360

Net interest income after provision for loan losses	3,203	3,377	10,064	10,127

Noninterest income:
Service fees	412	339	1,175	970
Mortgage banking	233	215	841	664
Investment and insurance sales commissions	105	141	303	471
Loss on write down of FNMA preferred stock	(991)	–	(991)	–
Increase in cash surrender value of life insurance	97	67	277	193
Other noninterest income	165	165	512	471

Total noninterest income	21	927	2,117	2,769

Noninterest expense:
Salaries and employee benefits	1,732	1,648	5,193	5,159
Occupancy and facilities	467	455	1,479	1,423
Data processing and other office operations	246	187	717	607
Advertising and promotion	76	96	251	249
Other noninterest expenses	674	489	1,814	1,543

Total noninterest expense	3,195	2,875	9,454	8,981

Income before provision for income taxes	29	1,429	2,727	3,915
Provision (credit) for income taxes	(192)	408	485	1,087

Net income	$ 221	$ 1,021	$ 2,242	$ 2,828
Basic earnings per share	$ 0.14	$ 0.66	$ 1.45	$ 1.80
Diluted earnings per share	$ 0.14	$ 0.66	$ 1.45	$ 1.79

PSB Holdings, Inc.
Consolidated Balance Sheets
September 30, 2008 unaudited, December 31, 2007 derived from audited financial statements

(dollars in thousands, except per share data – unaudited)	2008	2007
Assets

Cash and due from banks	$ 9,138	$ 18,895
Interest-bearing deposits and money market funds	834	2,232

Cash and cash equivalents	9,972	21,127

Securities available for sale (at fair value)	98,731	97,214
Loans held for sale	–	365
Loans receivable, net of allowance for loan losses	418,386	387,130
Accrued interest receivable	2,448	2,383
Foreclosed assets	680	653
Premises and equipment, net	11,153	11,082
Mortgage servicing rights, net	974	889
Federal Home Loan Bank stock (at cost)	3,250	3,017
Cash surrender value of bank-owned life insurance	9,877	8,728
Other assets	2,315	1,597

TOTAL ASSETS	$ 557,786	$ 534,185

Liabilities

Non-interest-bearing deposits	$ 51,713	$ 55,470
Interest-bearing deposits	365,105	346,536

Total deposits	416,818	402,006

Federal Home Loan Bank advances	65,000	57,000
Other borrowings	25,607	26,407
Junior subordinated debentures	7,732	7,732
Accrued expenses and other liabilities	4,349	4,425

Total liabilities	519,506	497,570

Stockholders’ equity

Common stock - no par value with a stated value of $1 per share:
Authorized - 3,000,000 shares
Issued – 1,751,431 shares; Outstanding – 1,548,898 shares	1,751
Issued – 1,887,179 shares; Outstanding – 1,544,982 shares		1,887
Additional paid-in capital	5,854	9,493
Retained earnings	35,795	34,081
Accumulated other comprehensive income	366	423
Treasury stock, at cost – 202,533 and 342,197 shares, respectively	(5,486)	(9,269)

Total stockholders’ equity	38,280	36,615

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$ 557,786	$ 534,185

PSB Holdings, Inc.
Average Balances and Interest Rates
Quarter Ended September 30,
	2008			2007
	Avg. Bal.	Interest	Yield/Rate	Avg. Bal.	Interest	Yield/Rate
Assets
Interest-earning assets:
Loans(1)(2)	$ 410,696	$ 6,146	5.95%	$ 387,242	$ 6,944	7.11%
Taxable securities	62,992	824	5.20%	49,860	642	5.11%
Tax-exempt securities(2)	36,297	529	5.80%	32,631	492	5.98%
FHLB stock	3,250	–	0.00%	3,017	21	2.76%
Other	5,181	30	2.30%	8,019	107	5.29%

Total(2)	518,416	7,529	5.78%	480,769	8,206	6.77%

Non-interest-earning assets:
Cash and due from banks	10,636			9,763
Premises and equipment, net	11,172			11,250
Cash surrender value ins.	9,597			6,831
Other assets	6,374			6,102
Allowance for loan losses	(5,118)			(4,768)

Total	$ 551,077			$ 509,947

Liabilities & stockholders’ equity
Interest-bearing liabilities:
Savings and demand deposits	$ 89,345	$ 442	1.97%	$ 81,591	$ 633	3.08%
Money market deposits	71,248	390	2.18%	72,996	658	3.58%
Time deposits	200,904	2,018	4.00%	192,017	2,328	4.81%
FHLB borrowings	64,052	654	4.06%	56,261	656	4.63%
Other borrowings	23,013	205	3.54%	11,550	128	4.40%
Junior subordinated debentures	7,732	113	5.81%	7,732	113	5.80%

Total	456,294	3,822	3.33%	422,147	4,516	4.24%

Non-interest-bearing liabilities:
Demand deposits	52,351			48,904
Other liabilities	4,548			4,260
Stockholders’ equity	37,884			34,636

Total	$ 551,077			$ 509,947

Net interest income		$ 3,707			$ 3,690
Rate spread			2.45%			2.53%
Net yield on interest-earning assets			2.84%			3.05%

(1) Nonaccrual loans are included in the daily average loan balances outstanding.

(2) The yield on tax-exempt loans and securities is computed on a tax-equivalent basis using a tax rate of 34%.

PSB Holdings, Inc.
Average Balances and Interest Rates
Nine Months Ended September 30,

	2008			2007
	Avg Bal	Interest	Yield/Rate	Avg Bal	Interest	Yield/Rate
Assets
Interest-earning assets:
Loans(1)(2)	$ 400,263	$ 18,942	6.32%	$ 382,725	$ 20,426	7.14%
Taxable securities	64,347	2,527	5.25%	49,038	1,860	5.07%
Tax-exempt securities(2)	35,464	1,547	5.83%	31,931	1,442	6.04%
FHLB stock	3,159	–	0.00%	3,017	64	2.84%
Other	4,232	88	2.78%	5,859	232	5.29%

Total(2)	507,465	23,104	6.08%	472,570	24,024	6.80%

Non-interest-earning assets:
Cash and due from banks	10,070			10,115
Premises and equipment, net	11,123			11,358
Cash surrender value ins.	9,184			6,658
Other assets	5,830			5,567
Allowance for loan losses	(5,003)			(4,656)

Total	$ 538,669			$ 501,612

Liabilities & stockholders’ equity
Interest-bearing liabilities:
Savings and demand deposits	$ 88,787	$ 1,445	2.17%	$ 81,995	$ 1,869	3.05%
Money market deposits	71,470	1,269	2.37%	69,473	1,802	3.47%
Time deposits	191,357	6,203	4.33%	189,012	6,761	4.78%
FHLB borrowings	61,872	1,893	4.09%	54,876	1,845	4.50%
Other borrowings	25,357	701	3.69%	10,524	352	4.47%
Junior subordinated debentures	7,732	340	5.87%	7,732	340	5.88%

Total	446,575	11,851	3.54%	413,612	12,969	4.19%

Non-interest-bearing liabilities:
Demand deposits	49,617			49,058
Other liabilities	4,424			4,044
Stockholders’ equity	38,053			34,898

Total	$ 538,669			$ 501,612

Net interest income		$ 11,253			$ 11,055
Rate spread			2.54%			2.61%
Net yield on interest-earning assets			2.96%			3.13%

(1) Nonaccrual loans are included in the daily average loan balances outstanding.

(2) The yield on tax-exempt loans and securities is computed on a tax-equivalent basis using a tax rate of 34%.